Exhibit 99.1

Zedge Announces Quarterly Cash Dividend

New York, NY/ ACCESS Newswire / October 29, 2026 / Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a company that builds and operates creator communities serving 20 million monthly active users, today announced that its Board of Directors has approved its quarterly cash dividend of $0.02 per share, reflecting the Company’s confidence in its business prospects and ongoing free cash flow generation.

Dividend Details:

●	Quarterly Dividend Amount: $0.02 per share of class B common stock, representing an annualized dividend of $0.08 per share;

●	Record Date: November 9, 2026;

●	Payment Date: On or about November, 2026.

About Zedge

Zedge builds and operates creator communities that serve 20 million monthly active users across its platforms. Zedge Marketplace, its flagship platform, is a leading marketplace for mobile personalization content and a core profit and cash flow generator. DataSeeds.AI is Zedge’s B2B AI data business, providing managed, multimodal data creation and related services for AI developers and enterprises. DataSeeds draws on Zedge’s proprietary creator communities, including Zedge Marketplace contributors and the GuruShots photography community, as well as broader crowdsourcing and a network of production partners to deliver rights-cleared data built to customer specifications.

For more information, visit: investor.zedge.net

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Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Investor and Media Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com